J.P.Morgan

SECURITIES ACCOUNT CONTROL AGREEMENT

AGREEMENT dated as of May 4, 2015, among The Kessi Group XI LLC ("Pledgor"), Thai Lee and Thai Lee as Trustee of the Thai Lee Family Trust A ("Lender") and JPMorgan Chase Bank, N.A. ("Intermediary").

The parties hereto refer to Account No. M18755005 in the name of the Pledgor maintained at Intermediary (such account and any successor account, the "Account") and hereby agree as follows:

1. Pledgor and Lender notify Intermediary that by separate agreement pledgor has granted Lender a security interest in the Account and all financial assets and other items therein. Intermediary acknowledges being so notified and confirms that it has no actual knowledge or notice of any restraint, security interest, lien or other adverse claim in or to the Account or any item therein (except for claims and interests of the Intermediary and the Lender referred to in this Agreement). All items in the Account shall be treated as "financial assets" within the meaning of the New York Uniform Commercial Code (the "Code").

2. (a) Intermediary shall comply with all entitlement orders and instructions originated by Lender (without further consent from Pledgor) concerning the Account and all financial assets and other items therein. Until Intermediary receives a "Notice of Exclusive Control" (as defined below): (i) Pledgor will have full authority to exercise voting rights with respect to financial assets within the Account; and (ii) Pledgor may trade financial assets within the Account (and Intermediary shall not be required to notify Lender of any such trades). Except with the prior written consent of Lender, Intermediary will not comply with any entitlement order, request for withdrawal or other direction originated by Pledgor that would (i) require Intermediary to make a free delivery of financial assets to Pledgor or any other person; or (ii) result in a withdrawal or distribution from the Account including, but not limited to, proceeds of sales, income, interest, dividends and capital gains distributions.

(b) After Intermediary has received a notice purporting to be signed and sent by the Lender in substantially the form attached as Exhibit A hereto (a "Notice of Exclusive Control"), Intermediary shall not make any further payments to Pledgor from the Account or comply with any instructions or entitlement orders from Pledgor relative to the Account, and shall act only upon the instructions of Lender. Any Notice of Exclusive Control received by Intermediary shall not be deemed effective until Intermediary has had a reasonable period of time to act upon such notice, such period not to extend beyond the opening of business on the second business day following the date Intermediary received such notice. Notwithstanding the foregoing: (i) all transactions relating to the Account or any items therein duly consummated or processed by Intermediary prior to its receipt of a Notice of Exclusive Control (or duly commenced by Intermediary prior to any such receipt and so consummated or processed thereafter) shall be deemed not to constitute a violation of this Agreement; (ii) Intermediary may (at its discretion and without any obligation to do so) commence honoring solely Lender's orders concerning the Account at any time or from time to time after it becomes aware that Lender has sent to it a Notice of Exclusive Control (including without limitation reversing or

redirecting any transaction referred to in clause (i) above) with no liability whatsoever to Pledgor or any other party for doing so; and (iii) Pledgor may not terminate or re-title the Account, and Intermediary shall not change the name or account number of the Account, without having received the Lender's prior express written consent thereto; provided, however, that (x) the account number may be changed by the Intermediary in connection with a systems conversion which results in a general change of account numbers and the Intermediary shall notify the Lender of such change as promptly as practicable and (y) the Intermediary may, at its option, retitle the Account " Thai Lee f/b/o The Keffi Group VI LLC

(c) Pledgor expressly agrees that all income, earnings and profits with respect to the Account shall be reported for State and Federal income tax purposes as attributable to the Pledgor and not the Lender. Pledgor authorizes Intermediary, Lender, and any other person authorized to report income distributions to report all earnings and profits from the Account to any appropriate taxing authority under Pledgor's Social Security or Taxpayer Identification Number. Pledgor authorizes Intermediary, upon Lender's direction, to send copies of all statements and confirmations for the Account to Lender, and Intermediary agrees to comply with such direction.

3. Intermediary waives, releases and agrees not to assert, exercise or claim any lien, encumbrance, right (including setoff right) or other claim against the Account or any financial asset, cash balance or other item therein, except with respect to payment (i) of customary fees and commissions with respect to the routine maintenance and operation of the Account or (ii) for credit related to the settlement of Account transactions in the ordinary course of business. Intermediary shall neither advance margin credit against the Account, nor hypothecate any financial assets carried in the Account, without the prior written consent of Lender. Except as required by law, Intermediary shall not agree with any other person or entity that it will comply with any withdrawal, transfer, payment and redemption instructions, or any other entitlement or other orders, from such person or entity concerning the Account or any items therein, without the prior written consent of Lender and any such agreement entered into without such consent shall be null and void.

4. Anything to the contrary in this Agreement notwithstanding: (i) Intermediary shall have only the duties and responsibilities expressly set forth in writing herein (and in its standard securities account documentation and terms and conditions as in effect from time to time, all of which shall apply to the Account to the extent not inconsistent with this Agreement) and shall not be deemed to be a fiduciary for any party hereto; (ii) Lender and Pledgor agree that Intermediary shall have no duty to monitor the market value of the financial assets held in the Account and shall not be responsible for any declines in the market value of such financial assets; (iii) Intermediary shall be fully protected and shall have no responsibility or liability to any party hereto for acting or refraining from acting in good faith on any Notice of Exclusive Control or other written notice, instruction or request purportedly furnished to it by Lender in accordance with the terms hereof, in which case the parties hereto agree that Intermediary has no duty to make any further inquiry whatsoever; and (iv) Intermediary shall not be liable to any party hereto or any other person for any action or failure to act under or in connection with this Agreement except to the extent directly arising out of its own willful misconduct or gross negligence (and, to the maximum extent permitted by law, shall under no circumstances be liable for indirect, special, punitive or consequential damages).

5. Pledgor hereby indemnifies Intermediary for, and holds Intermediary harmless against, any loss, cost, liability or expense (including reasonable outside counsel fees and disbursements) incurred or suffered by Intermediary arising out of or in connection with this Agreement or the Account, except as may result from its willful misconduct or gross negligence. Lender hereby indemnifies Intermediary for, and holds Intermediary harmless against, any loss, cost, liability or expense (including reasonable outside counsel fees and disbursements) incurred or suffered by Intermediary arising out of or in connection with instructions from Lender with respect to this

Agreement or the Account, except as may result from Intermediary's willful misconduct or gross negligence.

6. This Agreement supplements the account documentation between Intermediary and Pledgor relating to the Account. If there is a conflict between this Agreement and any other agreement between Pledgor and the Intermediary, this Agreement shall control; provided, however, that the terms of this Agreement shall not be deemed or construed to make the Lender a party to such account documentation.

7. Lender may terminate this Agreement at any time upon ten (10) days' prior written notice to Intermediary (in substantially the form attached as Exhibit B hereto). Pledgor may not terminate this Agreement except with the written consent of Lender and upon ten (10) days' prior written notice to Intermediary and Lender. Intermediary may terminate this Agreement upon thirty (30) days' prior written notice to Lender and Pledgor. If Intermediary terminates this Agreement in accordance with this paragraph, and if Intermediary receives no written instructions signed by Lender and Pledgor regarding transfer of the Account prior to the effective date of the termination, Lender and Pledgor agree that, upon expiration of the termination notice period, Intermediary will close the Account and transfer all cash, securities and other financial assets in the Account to Lender. Lender and Pledgor acknowledge and agree that Intermediary may be required to liquidate certain securities or other financial assets in order to transfer the Account in accordance with this paragraph. Pledgor will be responsible for any tax consequences resulting from any such liquidation, as well as any sale of securities pursuant to any entitlement orders from Lender. Any other termination or any amendment or waiver of this Agreement shall be effected solely by an instrument in writing executed by all the parties hereto.

8. All notices shall be in writing and sent (including via telecopier with receipt confirmed by telephone) to the parties hereto at their respective addresses or telecopier or telephone numbers (or to such other address or telecopier and telephone numbers as any such party shall designate in writing to the other parties from time to time):

Pledgor Name: The Keffi Group VI LLC
Address: 500 Fifth Avenue
44th Floor
New York, NY 10110
Attention: Jide Zeitlin
Phone: (212) 935-5525
Fax: (212) 935-5569

Intermediary: JPMorgan Chase Bank, N.A

Name: Meghan Casey Carrasquillo, CFA
Address: 270 Park Avenue
New York, NY 10017

Phone: (212) 464-2783
Fax: (212) 464-2409

And to:
JPMorgan Chase Bank, N.A.
PB Collateral Monitoring
270 Park Avenue, Floor 17
New York, NY 10017
Attn: Ramon Quinones
Phone: 855-533-7980
Fax: 212-464-1440

Lender: Thai Lee and Thai Lee as Trustee of the Thai Lee Family Trust A
Address: 290 Davidson Avenue
Somerset, NJ 08873
Attn: Thai Lee
Phone: (732) 868-8800
Fax: (732) 805-0818

9. This Agreement: (i) may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument; (ii) shall become effective when counterparts hereof have been signed by the parties hereto; and (iii) shall be governed by and construed in accordance with the laws of the State of New York, which shall also be deemed to be the Intermediary's jurisdiction. This is intended to be "an agreement" within the meaning of Section 8-110(e) of the Code and the terms "financial assets" and "entitlement orders" herein shall include the respective meanings given such terms in Article 8 of such Code. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective legal representatives and corporate successors and assigns, provided that this Agreement, and the rights and obligations hereunder, may not be assigned by the Pledgor or the Lender without the prior written consent of the Intermediary.

10. The Pledgor and the Lender each hereby irrevocably submits to the non-exclusive jurisdiction of any State or Federal courts sitting in the City of New York over any action or proceeding arising out of this Agreement and hereby irrevocably agrees that all claims in respect of such action or proceeding may be held and determined in such New York State or federal court. The Pledgor and the Lender each hereby further irrevocably consents to the service of process in any such action or proceeding in either of said courts by mailing copies thereof to each by registered or certified mail, postage prepaid at its address specified in paragraph 8 hereof. The Pledgor and the Lender each further agrees that any action or proceeding brought against the Intermediary may be brought only in a New York State or United States Federal court sitting in New York County.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

The Keff Group VI LLC (Pledgor)

By: ____
Name: Jide Zeitlin
Title: member

JPMORGAN CHASE BANK, N.A. (banker)

By: ____
Name:
Title: Vice President

JPMORGAN CHASE BANK, N.A. (Intermediary)

By: ____
Name: ~~Ramon Quinones~~ Bryan Ontschel
Title: ~~Vice President~~ Associate

THAI LEE FAMILY TRUST A (Lender)

By: ____
Name: THAI LEE
Title: TRUSTEE, THAI LEE FAMILY TRUST A.

EXHIBIT A

[to be placed on Lender's letterhead]

SECURITIES ACCOUNT NOTICE OF EXCLUSIVE CONTROL

_____ ________, _______

JPMorgan Chase Bank, N.A.

J.P. Morgan Chase Bank, N.A.
PB Collateral Monitoring
270 Park Avenue, 17th Floor
New York, NY 10017
Attn: Ramon Quinones
Fax: 212-464-1440

Re: Securities Account Control Agreement dated as of __ __________, _______ (the "Agreement") among [Pledgor], [Lender], and JPMorgan Chase Bank, N.A. [Intermediary] relating to Account No.

Ladies and Gentlemen:

This constitutes the Notice of Exclusive Control referred to in paragraph 2 of the Agreement. You are instructed to deliver a copy of this notice to

[Lender]

By: ______________________________
Name:
Title:

268860v02